                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           First Coastal Corporation.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
                                ------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
                                                      --------------------------
     3)  Filing Party:
                      ----------------------------------------------------------
     4)  Date Filed:
                    ------------------------------------------------------------

                 [FIRST COASTAL CORPORATION LOGO APPEARS HERE]

NEWS RELEASE

                                                                        CONTACT:
May 9, 2001                                                   Gregory T. Caswell
                                           President and Chief Executive Officer
                                                                  Dennis D. Byrd
                                                    Vice President and Treasurer
                                                                  (207) 774-5000

FOR IMMEDIATE RELEASE
NASDAQ:FCME                                        WEBSITE: www.firstcoastal.com


     FIRST COASTAL REPORTS 1st QUARTER FINANCIAL RESULTS


     PORTLAND, MAINE---First Coastal Corporation ("First Coastal" or the "Company"), the parent company of Coastal Bank (the "Bank"), announced today net income of $257,000 ($.21 diluted earnings per share) for the three months ended March 31, 2001 as compared to $319,000 ($.24 diluted earnings per share) for the same respective period in 2000. Net income for the quarter ended March 31, 2001 was positively affected by net securities gains after tax totaling $161,000 as compared to no securities gains for the same period in 2000. Net income for the three months ended March 31, 2001 includes legal and professional fees after tax of $91,000 associated with the pending merger with Norway Bancorp. In addition, net income for the quarter ended March 31, 2001 was impacted by additional salary and occupancy expenses associated with the opening of the new Portland main office in June 2000 and Falmouth branch in November 2000.

     On April 2, 2001, the Company announced that it had entered into a definitive agreement for Norway Bancorp, the mutual holding parent company of Norway Savings Bank, to acquire First Coastal in a cash acquisition of $21.00 for each outstanding share of First Coastal stock. The transaction, which is expected to close in the third quarter of 2001 pending shareholder and regulatory approval, is valued at approximately $27 million. Under the terms of the agreement, the two banks will be merged, creating the fourth largest Maine-based bank, with approximately $580 million in combined assets and 18 offices in southern and western Maine.

     Loan balances increased $11.5 million (8.7%) during the quarter ended
March 31, 2001, from $131.6 million at December 31, 2000 to $143.1 million at March 31, 2001. $5.6 million of this increase was attributable to the purchase of student loans in January 2001. Deposit balances increased $5.9 million during the quarter ended March 31, 2001, primarily as a result of growth related to the Bank's new Falmouth branch and Portland main office, and the roll-out of two new retail programs. Secured borrowings, consisting entirely of corporate repurchase agreements, declined $4.1 million during the three months ended March 31, 2001. The book value per share of common stock outstanding increased during the quarter, from $15.10 at December 31, 2000, to $15.70 at March 31, 2001, as a result of a combination of increased retained earnings, an increase in the amount of unrealized gains associated with the Bank's investment securities, and as a result of the impact of the Company's stock repurchase program.

     The Company's net interest income before provision for loan losses increased $66,000 for the three months ended March 31, 2001 as compared to the same period in 2000. Additionally, other (non-interest) expenses increased $496,000 for the three months ended March 31, 2001 as compared to the same respective period in 2000. This increase was primarily due to $140,000 in costs related to the pending merger with Norway Bancorp, and increases of $157,000 and $109,000 in salary and benefits and occupancy costs, respectively, primarily associated with the Bank's new main office and Falmouth branch.

     The level of nonperforming assets equaled $2.0 million (or 0.9% of total assets) at March 31, 2001. Included in nonperforming assets is $633,000 in past due student loans, which carry a minimum of a 98% guarantee of the federal government. The Company did not recognize any provision for loan loss expense during the quarters ended March 31, 2001 and 2000.

     First Coastal Corporation is a Portland, Maine-based $223 million bank holding company with Coastal Bank, an FDIC insured, Maine state-chartered bank as its sole operating subsidiary. Coastal Bank currently has eight banking offices located in Brunswick (2), Falmouth, Freeport, Portland (2), Saco and Topsham.

     Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Although the Company has made such statements based on assumptions which it believes to be reasonable, there can be no assurance that the actual transactions, results, performance or achievements will not differ materially from the Company's expectations. For example, there are a number of important factors with respect to such forward-looking statements that could materially and adversely affect the future results associated with forward-looking statements, such as (i) the impact of changes in market rates of interest, economic conditions, or competitive factors on the Company's deposit products and loan demand and asset quality; (ii) the possibility that certain transactions, such as the pending merger with Norway Bancorp, the opening of new branches, the introduction of new banking products or other planned or contemplated events, may not occur or may not be initiated with the degree of success contemplated; (iii) the possibility that operating expenses may be higher than anticipated; (iv) the effect that changes in the general economic and competitive conditions in markets in which the Company operates could have on the Company's financial performance and condition; (v) the Company's ability to control its provision for loan losses, and to achieve its goals with respect to net interest rate spread and margin; (vi) the level of demand for new and existing products; and (vii) legislative and regulatory changes, changes in tax policies, rates and regulations and changes in accounting principles, policies or guidelines. Should one or more of these risks or other uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. The Company does not intend to update forward-looking statements. Investors are also directed to other information related to the Company in documents filed by the Company with the Securities and Exchange Commission.

     In connection with the merger, First Coastal will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF FIRST COASTAL ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by First Coastal with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web site at www.sec.gov. Stockholders of First Coastal may also obtain for free the proxy statement and other documents filed by First Coastal in connection with the merger by directing a request to: First Coastal Corporation, 1200 Congress Street, Portland, Maine 04102, Attention: Corporate Secretary.

     First Coastal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Coastal stockholders in favor of the merger. These directors and executive officers include the following: Gregory T. Caswell, MaryEllen FitzGerald, Normand E. Simard, Edward
K. Simensky, David B. Hawkes, Sr., Charles A. Stewart III, Dennis D. Byrd, Roger
E. Klein and William E. Saufley. Collectively, as of March 31, 2001, the directors and executive officers of First Coastal may be deemed to beneficially own approximately 9.8% of the outstanding shares of First Coastal common stock. Stockholders of First Coastal may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.


                                      ###

                          See Attached Financial Data

CONDENSED CONSOLIDATED BALANCE SHEETS
First Coastal Corporation and Subsidiary (Unaudited)
(in thousands, except share and per share amounts)

                                                    March 31, 2001    December 31, 2000
                                                    --------------    -----------------
ASSETS
Cash and cash equivalents                             $    21,979       $    36,247
Investment securities                                      52,177            45,530
Loans held for sale                                         1,061               298
Loans, less deferred loan fees                            143,058           131,608
Allowance for loan losses                                  (2,934)           (2,814)
Real estate owned and repossessions                            46                46
Deferred tax asset                                          1,401             1,741
Bank premises and other assets                              6,230             6,395
                                                     --------------    ------------
TOTAL ASSETS                                          $   223,018       $   219,051
                                                     ==============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                              $   149,232       $   143,358
FHLB borrowings                                            34,680            32,901
Savings Banks Notes                                         1,741             1,850
Secured borrowings                                         17,860            21,969
Other liabilities                                             671               589
Stockholders' equity*                                      18,834            18,384
                                                     --------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $   223,018       $   219,051
                                                     ==============    ============

Period end shares outstanding                           1,199,989         1,217,489
Book value per share                                  $     15.70       $     15.10
                                                     ==============    ============

NONPERFORMING ASSETS:
Nonperforming loans                                   $     1,988       $     1,710
Real estate owned and repossessions                            46                46
                                                     --------------    ------------
                                                      $     2,034       $     1,756
                                                     ==============    ============


*Unrealized gains (losses) on available for sale securities equaled $332,000 and $(61,000) (tax effected) at March 31, 2001 and December 31, 2000, respectively.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
First Coastal Corporation and Subsidiary (Unaudited)
(in thousands, except share and per share amounts)

                                                             Quarter Ended
                                                               March 31,
                                                       -------------------------
                                                          2001         2000
                                                       -----------  ------------
Interest income                                        $     4,142  $      3,721
Interest expense                                             2,136         1,781
                                                       -----------  ------------
Net interest income                                          2,006         1,940
Provision for loan losses                                        -             -
                                                       -----------  ------------
Net interest income after provision for loan losses          2,006         1,940
Other income                                                   214           139
Gain on sale of securities/loans                               274            21
Other expenses                                               2,100         1,604
                                                       -----------  ------------
Income before income taxes                                     394           496
Income tax expense                                             137           177
                                                       -----------  ------------
Net income                                             $       257  $        319
                                                       ===========  ============

Basic earnings per share:
Weighted average shares outstanding                      1,205,496     1,306,607
Income per share:                                      $       .21  $        .24
                                                       ===========  ============

Diluted earnings per share:
Weighted average shares outstanding                      1,231,276     1,318,949
Income per share:                                      $       .21  $        .24
                                                       ===========  ============